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                                                                   EXHIBIT 23.2

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 10, 1999 relating to the financial statements of FutureTense, Inc., which appears in Open Market's Annual Report on Form 10-K for the year ended December 31, 2000. The financial statements of FutureTense, Inc. are not incorporated by reference in this Amendment No. 1 to Registration Statement and we have not audited any financial statements of FutureTense, Inc. subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report. We also consent to the references to us under the heading "Experts" in such Amendment No. 1 to Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

June 12, 2001